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                                                                    Exhibit 99.1
News Release


                                       FOR:       Marisa Christina, Incorporated

                                       CONTACT:   Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S. E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800

FOR IMMEDIATE RELEASE
---------------------

              MARISA CHRISTINA REPORTS FIRST QUARTER 2004 RESULTS


     New York, New York, May 17, 2004 -- Marisa Christina, Incorporated (Nasdaq: MRSA) today reported results for the first quarter ended March 31, 2004.

     Net sales for the 2004 first quarter were $5.6 million compared with $5.3 million in the first quarter of 2003, a 5.9% increase, not withstanding the elimination of a label during the later part of 2003 which had sales of $567 thousand in the first quarter of 2003.

     Gross profit for the first quarter of 2004 was $1.4 million, compared with the first quarter of 2003, when the gross profit was $1.8 million. Gross profit as a percent of net sales decreased from 33.5% in the first quarter of 2003 to 25.3% in the first quarter of 2004, as a result of higher discounts provided to certain major customers.

     Operating expenses for the first quarter of 2004 were $1.8 million compared with $2.1 million in the first quarter of 2003, a reduction of 12.8%.

     The first quarter of 2004 showed a net loss of $276 thousand compared to a net loss of $287 thousand in the first quarter of 2003.

     Michael H. Lerner, Chairman of Marisa Christina, Inc. commented, "These first quarter results are in line with our expectations. We believe that our new aggressive sales strategies, our fresh looks in design and our constant monitoring of expenses are leading Marisa Christina toward prosperity. While we also anticipate a loss in the second quarter, which is historically the weakest quarter, the third and fourth quarters are expected to bring us back to profitability."

     Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.


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     Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                           -Financial Table Follows-


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                MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        (UNAUDITED)
                                        (In thousands, except per share amounts)



                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                      2004       2003
                                                      ----       ----

Net sales                                           $ 5,621    $ 5,307

Cost of goods sold                                    4,199      3,530
                                                    -------    -------

   Gross profit                                       1,422      1,777

Selling, general and administrative expenses          1,848      2,121
                                                    -------    -------

   Operating loss                                      (426)      (344)

Interest income, net                                      8         12

Other income, net                                        34         13
                                                    -------    -------

   Loss before income tax benefit                      (384)      (319)

Income tax benefit                                     (108)       (32)
                                                    -------    -------

   Net loss                                         $  (276)   $  (287)
                                                    =======    =======

Basic and diluted net loss per
 weighted average common share                      $ (0.04)   $ (0.04)
                                                    =======    =======

Basic and diluted weighted average
 common shares outstanding                            7,295      7,295
                                                    =======    =======